EXHIBIT 5


                            CUTLER LAW GROUP
[Logo Omitted]              Attorneys at Law
                            www.cutlerlaw.com            M. Richard Cutler, Esq.
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Competitive Technologies, Inc.
addressStreet777 Commerce Drive
addressStreetSuite 100
placeCityFairfield, StateCT PostalCode06825

Ladies and Gentlemen:

     You have requested our opinion as counsel for Competitive Technologies, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 1,605,467 shares of Company common stock issued or issuable to Fusion Capital LLC.

     We have examined the Company's Registration Statement on Form S-1 in the form to be filed with the Securities and Exchange Commission on or about August 4, 2008 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              \s\ Cutler Law Group
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                              Cutler Law Group